Exhibit 8(s)(5)

Schedule A Revision 4-29-2016 (Wells Fargo)

SCHEDULE 1

TO

PARTICIPATION AGREEMENT

BETWEEN

WELLS FARGO VARIABLE TRUST,

WELLS FARGO FUNDS DISTRIBUTOR, LLC

AND

TRANSAMERICA PREMIER LIFE INSURANCE COMPANY

DATED

APRIL 8, 2005

ACCOUNTS, CONTRACTS, FUNDS

Effective April 29, 2016

ACCOUNTS

Separate Account VA CC

CONTRACTS

Personal Manager Variable Annuity

Advisor’s Edge Select Variable Annuity

Advisor’s Edge Variable Annuity

FUNDS

WFVT Discovery FundSM – Class 2

2